Exhibit 99.1

Middleby Announces Expiration of Union Contract at Elgin, IL Facility

ELGIN, IL.--(BUSINESS WIRE)—May 17, 2007 -- The Middleby Corporation (NASDAQ:MIDD) today announced that the unionized workforce at its Elgin, Illinois manufacturing facility failed to ratify a final contract proposal following an extension of its expired collective bargaining agreement, resulting in a work stoppage.

The company manufactures its Middleby Marshall conveyor ovens at this facility. There are approximately 135 employees that participate in the union at the Elgin, Illinois facility. Net sales generated from this facility accounted for approximately 16% of the company’s net sales in 2006.

The company expects there will be no disruption in service and support of existing conveyor ovens operating at restaurants worldwide. Additionally, the company believes it has a sufficient level of finished goods inventory to satisfy customer needs in the near term. While the company is hopeful to enter into a new employment contract with the union, it is taking immediate steps to minimize potential longer-term disruption by establishing alternative production capabilities.

Statements in this press release or otherwise attributable to the company regarding the company’s business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include volatility in earnings resulting from goodwill impairment losses; variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; protection of trademarks, copyrights and other intellectual property; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company’s products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company’s SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands include Blodgett®, Blodgett Combi®, Blodgett Range®, CTX®, Houno®, Jade® , MagiKitch'n®, Middleby Marshall®, Pitco Frialator®, Southbend®, Nu-Vu®, Alkar®, RapidPak® and Toastmaster®. Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice and the Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets. In 2006 The Middleby Corporation was ranked #9 on the Forbes 200 Best Small Companies list.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

# # #

Contact:	Timothy Fitzgerald, Chief Financial Officer, (847) 429-7744